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                                                                    Exhibit 23.3


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of NRT Incorporated on Form S-1 of our report dated July 10, 1998, related to the combined statements of operations, shareholders' deficit and cash flows of Jon Douglas Company, San Vicente Escrow Company, Equity Title Company, Douglas Referral Associates, and Jon Douglas Financial, for the period January 1, 1995 through November 14, 1995, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

Costa Mesa, California
February 9, 1999